CONSULTING AGREEMENT

     This Agreement is made as of the 31st day of July,1995, by and between Joseph Ben-Gal of Farmington Hills, Michigan ("Executive") and CimSoft, Inc., a Delaware and/or ACCESS Corporation, an Ohio corporation (the "Company").

     Simultaneously with the execution and delivery of this Agreement, ACCESS Corporation, an Ohio corporation, ("ACCESS") is acquiring all of the stock of the Company from William Manning. In order to induce ACCESS to make such acquisition, Executive hereby agrees as follows:

     1.    Executive Services.

           (a) Until January 31, 1997, Executive will provide consulting and executive services to the Company with respect to:

             (i) The operations of the Company as they relate to those of ACCESS;

            (ii)      Collection of the Company's receivables;

           (iii) Booking of new business from both new and existing customers of Cimage systems;

            (iv) Recruiting and retention of key employees of the Company; and

             (v) Such other duties as may reasonably be requested by the Company.

           (b) Prior to November 1, 1995 (other than during a two-week vacation in August) Executive will devote his full business time to the services to be performed thereunder. From November 1, 1995 through
                      January 31, 1996, Executive may seek and accept other part time or full time employment, but will devote a reasonable portion of his business time to performing his service hereunder. From February 1, 1996 through January 31, 1997, Executive will provide such consulting services to the Company as it may request, subject to his other business and personal commitments.

     2. Compensation. As compensation for Executive'services hereunder, the Company shall pay him:

           (a) A bonus of $20,000 on the later to occur of

              (i) the execution of a written reseller agreement between
                  Cimage Enterprise Systems, Ltd. and the Company in form and substance satisfactory to the Company and

             (ii) the execution of an employment agreement between the
                  Company and Marc Baines in form and substance satisfactory to the Company;

           (b) $4,231.00, payable biweekly, for each two week period through January 1996;

           (c) $7,500 per month, payable monthly in arrears, for each month from February 1996 through January 1997;

           (d) 10% of the Company's Free Cash to be paid thirty days after the date hereof. "Free Cash" shall mean the excess on the date hereof of the Company's cash on hand and in bank deposits less the Company's accounts payable and other liabilities (exclusive of accrued payroll and other commissions) in excess of $12,000 and excluding $183,545 accounts payable to Cimage Enterprise Systems for software purchased to fulfill orders revenued in July;

           (e) 10% of the Company's Cimage Corporation accounts receivable purchased from the NBD Bank outstanding on the date hereof and collected prior to January 1, 1996 ("Collections") to be paid by the end of the month following the month in which such Collections are received by the Company;

           (f) an additional 10% (in total 20%) of Collections on the amount that such Collections plus Free Cash exceed $700,000 to be paid by the end of the month following the month in which such Collections are received by the Company;

           (g) An amount equal to 7.5% of the invoice value of valid Cimage software orders booked by the Company during the period from July 1, 1995 to July 28, 1995 and 5% of the invoice value of such orders booked by the Company during the period from July 29, 1995 through October 31, 1995. The amount described in this Paragraph 2(g) shall be paid by the end of the month following the month in which such order is taken into revenue by the Company.

           (h) Executive shall be entitled to review the books and records of the Company at reasonable times and on reasonable notice to verify the calculations required by Paragraphs 2(d)-2(g).

     3. Termination. Notwithstanding anything contained herein to the contrary, the Company shall have the right, upon written notice to Executive, to terminate Executive's services hereunder for cause, if Executive (i) defrauds the Company or misappropriates property or opportunities belonging to the Company, (ii) materially breaches any of the provisions set out in Paragraphs 1 or 6 hereof and fails to cure such breach within thirty (30) days from the time Executive becomes aware or should have become aware of such material breach, or (iii) is convicted of any crime which is classified as a felony.

     4. Reimbursement of Expenses. The Company will reimburse Executive for all reasonable travel and other expenses incurred by him in the performance of his obligations under this Agreement consistent with the policies of the Company approved by ACCESS in advance.

     5.    Death and Disability.

           (a) If, prior to November 1, 1995, Executive dies or contracts an illness or other injury which prevents performance by him of his duties as described herein, the Company, at its option, may at any time thereafter terminate this Agreement by serving five (5) days' prior written notice thereof on Executive. Executive's rights under this Agreement shall terminate and come to an end upon the date set forth in said notice as if such date were the termination date of this Agreement. If prior to the date specified in such notice, Executive's illness or incapacity shall have been terminated and he is physically and mentally able to perform his duties as described herein and shall have taken up and is performing such duties on a full-time basis, he shall be entitled to resume employment hereunder as though such notice had not been given.

           (b) During any period of disability which occurs during the term of this Agreement after October 31, 1995, Executive shall continue to be paid in full by the Company in accordance with the provisions of Paragraph 2 of this Agreement, except that the Company shall deduct from Executive's compensation as therein provided an amount equal to any disability insurance payments received by Employee for such period pursuant to disability insurance policies paid for and maintained by the Company for the benefit of Executive.

           (c) In the event Executive dies during the term of this Agreement after October 31, 1995, Executive shall continue to be paid in full by the Company in accordance with the provisions of Paragraph 2 of this Agreement, except that Company shall deduct from Executive's compensation as therein provided an amount equal to any life insurance proceeds payable with respect to Executive's life pursuant to life insurance policies paid for and maintained by the Company for the benefit of Executive.

     6. Confidentiality. Executive will not at any time either during the term of this Agreement or for two years after the termination of this Agreement, except as authorized by the Company, divulge, furnish or make accessible to any person, firm, corporation or other entity any such confidential and sensitive information and any other information not otherwise publicly available which he presently possesses or which he may obtain during the course of his services to Access or the Company with respect to (a) the business, services, customers and affairs of the Company or Access and/or any subsidiary or affiliate of the Company or Access or (b) any trade secrets, developments, know-how, methods or other information and data pertaining to practices, processes, formulas, developments or business of the Company or Access, or
           (c) any confidential or secret aspect of the business of the Company or Access and/or any subsidiary or affiliate of the Company or Access. Executive will keep all such matters and information strictly and absolutely confidential. Executive, upon the termination of his services hereunder, irrespective of the time, manner or cause of termination, will surrender and deliver to the Company all lists, books, records and data of every kind relating to or in connection with the customers, suppliers, products and business of the Company or Access and/or any subsidiary or affiliate of the Company or Access and all property belonging to the Company or Access and/or any subsidiary or affiliate of the Company or Access.

     7. Assignability. Executive recognizes that this Agreement is personal to the Company and none of Executive's obligations under this Agreement may be assigned or delegated by him. The Company may not assign its rights and obligations hereunder, except upon a merger, consolidation or sale of all or substantially all of its assets and business, and it shall be a condition of any such assignment that the purchaser agree to assume all obligations of the Company hereunder.

     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or delivered to a United States post office, first-class postage prepaid, or given by prepaid telegram as follows (or to such changed address of which notice shall have been given in the manner provided in this Paragraph):

           To Executive:   Joseph Ben-Gal
                           30123 Fox Grove
                           Farmington Hills, Michigan 48334

           To Company:     CimSoft, Inc.
                           4350 Glendale-Milford Road
                           Suite 250
                           Cincinnati, Ohio 45242
                           Attn:  Newton D. Baker

     9.    Miscellaneous.

           (a) This Agreement may not be amended except by a writing signed by each of the parties.

           (b) This Agreement and its interpretation and construction shall be governed by the laws of the State of Ohio.

           (c) This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, personal representatives or successors.

           (d) Except as otherwise provided herein, neither this Agreement nor any of the obligations or benefits of the parties hereunder may be assigned without the written consent of the other party.

           (e) Executive's status hereunder shall be that of an employee of the Company until the earlier of February 1, 1996 or the first week during which he shall work fewer than thirty (30) hours (other than vacation time agreed upon by Company and Executive) and thereafter shall be that of independent contractor to, and not an employee of, the Company.
                Executive shall make when due all income tax, FICA, unemployment insurance and other payments required by law. Executive shall not be entitled to any benefits of employment except as specifically set forth herein or which are incident to his status as an employee. In Witness Whereof the parties have hereunto set their hands the day and year first above written.


ACCESS CORPORATION

By:NEWTON B. BAKER                 By:JOESPH BEN-GAL
   ____________________________       ___________________________
   Newton D. Baker                    Joseph Ben-Gal
   Executive Vice President